Exhibit 99.1

For Immediate Release	Contact Information
Thursday, July 20, 2006	Investors: Roberto R. Thomae
(210) 496-5300 ext. 214, bthomae@txco.com
Media: Paul Hart
(210) 496-5300 ext. 264, pdhart@txco.com

The Exploration Company Updates 1st Half Sales, Current Operations; Glen Rose Oil Sales Continue to Rise

     SAN ANTONIO -- July 20, 2006 -- The Exploration Company (Nasdaq:TXCO) today provided estimated oil and gas sales volumes for the second quarter and first half of 2006 and updated its current operations. Highlights include:

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A continued sharp rise in Glen Rose Porosity oil sales in the second quarter -- up 500 percent from the year-earlier quarter, 91 percent from fourth-quarter 2005 and 72 percent from this year's first quarter.

-	Five rigs drilling in the Maverick Basin; first Marfa Basin rig moving onto location.
-	A total of 33 wells spudded to date in 2006.

     First-half Glen Rose Porosity oil sales were 290,269 barrels, an average of 1,604 barrels of oil per day (BOPD), a 420 percent increase from 55,772 barrels, or 308 BOPD, for the first half of last year. Second-quarter sales include a 6,600-barrel inventory drawdown caused by limited transport services in the first quarter. Inventories have now returned to a more typical level.

Estimated Glen Rose Porosity Quarterly Sales Volumes in Barrels
2Q 2005	3Q 2005	4Q 2005	1Q2006	2Q 2006*	CAGR
30,440	76,760	96,320	106,550	183,720	+504%
*2nd Quarter 2006 unaudited CAGR=compound annual growth rate

     Net, second-quarter oil and gas sales were approximately 2,280 BOPD and 3.2 million cubic feet of natural gas per day (MMcfd), a combined rate of approximately 2,820 barrels of oil equivalent per day, a 36 percent increase from the first quarter of 2006 and a 29 percent increase from the 2005 second quarter.

TXCO Estimated Oil and Gas Sales Volumes*
	2Q 2005	2Q 2006	%Change	1H 2005	1H 2006	% Change
Natural gas/Mcf	710,030	293,140	-58.7%	1,403,500	585,650	-58.3%
Oil/Bbls	80,710	207,890	+157.6%	155,550	345,500	+122.1%
Barrels Oil Equivalent/BOE	199,050	256,740	+29.0%	389,470	443,110	+13.8%
*2nd Quarter and 1st Half 2006 unaudited. Reflects sale to EnCana at Sept. 1, 2005 Mcf=thousand cubic feet, Bbls=barrels, BOE=barrels of oil equivalent

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Operations Update

     Year to date, TXCO has spudded 33 wells in the Maverick Basin. Fifteen of the wells are on production, 12 are in completion and five are drilling currently. One well stopped prior to reaching its Glen Rose Porosity target after encountering gas in a shallower zone. The well was transferred to an operating partner.

     The largest share of the Company's 2006 drilling program has been focused on the Glen Rose Porosity with 18 wells spudded to date. Eight Porosity wells have been placed on production, five are in completion and four are drilling, plus the transferred well. TXCO has spudded 15 wells targeting other formations, including 10 to the Pena Creek San Miguel, two to the Georgetown, and one each to the Glen Rose Shoal, a Glen Rose Reef, and the Pryor. Seven are on production, one is drilling and seven are in, or awaiting, completion.

     In the Glen Rose Porosity play, the Cage 1-19H (100 percent working interest) went on production in late June flowing at 326 BOPD and no water on a 12/64-inch choke with 450 pounds per square inch (psi) flowing tubing pressure. In mid July, the well was averaging approximately 535 BOPD and no water on a 20/64-inch choke with 320 psi flowing tubing pressure. The Comanche 1-6H (76% WI) went on production in June at 648 BOPD and no water on a 12/64-inch choke with 785 psi flowing tubing pressure. In July, the well was averaging approximately 750 BOPD and no water on a 12/64-inch choke with 760 psi flowing tubing pressure. Meanwhile, the Comanche 4-13H (73% WI) went on production in June at 712 BOPD and no water with 680 psi flowing tubing pressure on a 16/64-inch choke. In July, the well was averaging approximately 340 BOPD and 180 barrels of water per day with 300 psi flowing tubing pressure on a 12/64-inch choke.

Tar Sand

     Late delivery of crucial equipment has delayed the start of steaming on a two-well San Miguel tar sand pilot project. Steam injection now is expected to start in late July. If the pilot project proves successful in a 60- to 90-day test, the Company plans to drill as many as 26 tar sand wells this year. TXCO serves as operator and has a 50 percent working interest in the project.

Marfa Basin

     The Company's partner, Continental Resources Inc. of Enid, Okla., is moving a rig on location on TXCO's Marfa Basin lease block and work is expected to begin shortly. An existing well on the block will be re-entered to test the Woodford and Barnett shales. TXCO has a 50 percent working interest in the 140,000-acre block. Continental holds the remaining working interest and serves as operator.

Other Projects

     On the Maverick Basin's Pearsall gas play, EnCana Oil & Gas (USA) Inc. will begin moving a rig on location in August to drill the first of a 15-well program focused on the potential gas shale resource play. Separately, the Company completed acquisition of 3-D seismic data on a 28,800-acre tract across portions of its Burr and Wipff leases in early July. TXCO now has 3-D seismic data covering nearly all of its Maverick Basin lease block.

Management's Perspective

     "The Glen Rose Porosity oil play continues to be an outstanding success for us," said President and CEO James E. Sigmon. "These wells pay out quickly and, with current oil prices, provide us with strong cash flow. Our oil sales continue to rise and we expect to see higher proved reserves in our mid-year reserve report. Meanwhile, we eagerly await the start of work on our San Miguel tar sand and Marfa Basin prospects in the third quarter, which if successful will yield additional sales and reserves."

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Earnings Announcement
TXCO plans to release its second-quarter 2006 earnings statement on or before Aug. 7, 2006.

About The Exploration Company

     The Exploration Company is an independent oil and gas enterprise with interests primarily in the Maverick Basin of Southwest Texas and the Marfa Basin in West Texas. The Company has a consistent record of long-term growth in its proved oil and gas reserves, leasehold acreage position, production and cash flow through its established exploration and development programs. Its business strategy is to build shareholder value by acquiring undeveloped mineral interests and internally developing a multi-year drilling inventory through the use of advanced technologies, such as 3-D seismic and horizontal drilling. The Company accounts for its oil and gas operations under the successful efforts method of accounting and trades its common stock on the Nasdaq Capital Market under the symbol "TXCO."

Forward-Looking Statements

     Statements in this press release which are not historical, including statements regarding TXCO's or management's intentions, hopes, beliefs, expectations, representations, projections, estimations, plans or predictions of the future, are forward-looking statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements include those relating to future budget and drilling plans, capital expenditures, production levels, the timing, number and cost of wells to be drilled, new projects and expected response, and establishment of reserves. It is important to note that actual results may differ materially from the results predicted in any such forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainty, including without limitation, the costs of exploring and developing new oil and natural gas reserves, the price for which such reserves can be sold, environmental concerns affecting the drilling of oil and natural gas wells, as well as general market conditions, competition and pricing. More information about potential factors that could affect the Company's operating and financial results is included in TXCO's annual report on Form 10-K for the year ended Dec. 31, 2005, and its Form 10-Q for the quarter ended March 31, 2006. These and all previously filed documents are on file at the Securities and Exchange Commission and can be viewed on TXCO's Web site at www.txco.com. Copies are available without charge upon request from the Company.

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